EXHIBIT 99.3

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 11, 2015, Molson Coors Brewing Company (the “Company,” “MCBC,” “we” or “our”) entered into a Purchase Agreement (the “Purchase Agreement”) with Anheuser-Busch InBev SA/NV (“ABI”) to acquire, contingent upon the closing of the acquisition of SABMiller plc (“SABMiller”) by ABI pursuant to the transaction announced on November 11, 2015, SABMiller’s 50% voting interest and 58% economic interest in MillerCoors LLC (“MillerCoors”) and all trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico (“international Miller brand portfolio”) for $12.0 billion in cash, subject to downward adjustment as described in the Purchase Agreement (the “Acquisition”). Following the closing of the Acquisition, the Company will own 100% of the outstanding equity interests of MillerCoors. Further, as we plan to elect to treat the Acquisition as an asset acquisition for U.S. tax purposes, we expect to receive substantial cash tax benefits for the first 15 years after completion. The pending Acquisition is based on the terms, and subject to the conditions, set forth in the Purchase Agreement, as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 12, 2015.

The following unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015, and the year ended December 31, 2014, give effect to the pending Acquisition and the anticipated financing for the pending Acquisition as if they had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of September 30, 2015, gives effect to the pending Acquisition and the anticipated financing for the pending Acquisition as if they had occurred on September 30, 2015. The unaudited pro forma information does not reflect the acquisition of the international Miller brand portfolio as the Company is not yet able to estimate the allocation of fair value to the net assets of the international Miller brand portfolio because we currently have very limited information regarding such business. Additionally, the limited information that was made available to MCBC indicates that the international Miller brand portfolio is insignificant to the overall pending Acquisition and to MCBC following the successful completion of the pending Acquisition. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (i) directly attributable to the pending Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information has been compiled from, and should be read in conjunction with, the following financial information in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”):

•                  the accompanying notes to the unaudited pro forma condensed combined financial information;

•                  the Company’s unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2015, included in MCBC’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2015;

•                  the Company’s audited consolidated financial statements as of and for the year ended December 31, 2014, included in MCBC’s 2014 Annual Report on Form 10-K filed with the SEC on February 12, 2015;

•                  MillerCoors’ unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2015, included as Exhibit 99.2 to the Current Report on Form 8-K to which this Exhibit 99.3 is attached; and

•                  MillerCoors’ audited consolidated financial statements as of and for the year ended December 31, 2014, included in MCBC’s Annual Report on Form 10-K filed with the SEC on February 12, 2015 and incorporated by reference in the Current Report on Form 8-K to which this Exhibit 99.3 is attached as Exhibit 99.1 to the Current Report on Form 8-K to which this Exhibit 99.3 is attached.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2015

(IN MILLIONS)

	MCBC Historical	MillerCoors Historical	Pro Forma Adjustments	Note	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$393.6	$13.6	$107.2	4(b)	$514.4
Accounts receivable, net	524.6	323.0	(9.0)	4(c)	838.6
Other receivables, net	91.8	40.9	—		132.7
Inventories, net	224.5	468.0	80.4	4(d)	772.9
Other current assets, net	89.8	78.0	—		167.8
Deferred tax assets	27.3	—	—		27.3
Total current assets	1,351.6	923.5	178.6		2,453.7
Properties, net	1,614.8	2,806.9	481.4	4(e)	4,903.1
Goodwill	2,046.8	4,360.1	1,158.2	4(f)	7,565.1
Other intangibles, net	4,923.6	1,771.8	8,808.2	4(e)	15,503.6
Investment in MillerCoors	2,440.7	—	(2,440.7)	4(g)	—
Deferred tax assets	38.5	—	—		38.5
Notes receivable, net	21.3	—	—		21.3
Other assets	208.0	44.6	—		252.6
Total assets	$12,645.3	$9,906.9	$8,185.7		$30,737.9
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$1,196.2	$1,131.0	$120.5	4(c)	$2,447.7
Deferred tax liabilities	164.8	—	(155.5)	4(h)	9.3
Current portion of long-term debt and short-term borrowings	48.2	—	6,886.9	4(a)	6,935.1
Discontinued operations	4.1	—	—		4.1
Total current liabilities	1,413.3	1,131.0	6,851.9		9,396.2
Long-term debt	2,953.9	1.7	2,991.7	4(a)	5,947.3
Pension and postretirement benefits	243.0	1,257.7	—		1,500.7
Deferred tax liabilities	668.8	10.5	1,160.3	4(h)	1,839.6
Unrecognized tax benefits	12.9	—	—		12.9
Other liabilities	70.3	193.6	—		263.9
Discontinued operations	10.4	—	—		10.4
Total liabilities	5,372.6	2,594.5	11,003.9		18,971.0

Molson Coors Brewing Company stockholders’ equity
Capital stock:
Preferred stock	—	—	—		—
Class A common stock	—	—	—		—
Class B common stock	1.7	—	0.3	4(i)	2.0
Class A exchangeable shares	108.3	—	—		108.3
Class B exchangeable shares	628.2	—	—		628.2
Paid-in capital	3,951.7	8,646.0	(6,349.2)	4(i)	6,248.5
Retained earnings	4,538.5	—	1,720.6	4(i)	6,259.1
Accumulated other comprehensive income (loss)	(1,556.7)	(1,351.0)	1,677.5	4(i)	(1,230.2)
Class B common stock held in treasury at cost	(421.4)	—	—		(421.4)
Total MCBC stockholders’ equity	7,250.3	7,295.0	(2,950.8)		11,594.5
Noncontrolling interests	22.4	17.4	132.6	4(j)	172.4
Total equity	7,272.7	7,312.4	(2,818.2)		11,766.9
Total liabilities and equity	$12,645.3	$9,906.9	$8,185.7		$30,737.9

See notes to unaudited pro forma condensed combined financial information.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

(IN MILLIONS, EXCEPT PER SHARE DATA)

	MCBC Historical	MillerCoors Historical	Pro Forma Adjustments	Note	Pro Forma Combined
Sales	$3,890.5	$6,826.9	$(39.7)	4(k)	$10,677.7
Excise taxes	(1,167.4)	(849.6)	—		(2,017.0)
Net sales	2,723.1	5,977.3	(39.7)		8,660.7
Cost of goods sold	(1,620.6)	(3,490.6)	43.6	4(l)	(5,067.6)
Gross profit	1,102.5	2,486.7	3.9		3,593.1
Marketing, general and administrative expenses	(789.1)	(1,333.0)	(62.9)	4(m)	(2,185.0)
Special items, net	(335.8)	(28.0)	—		(363.8)
Equity income in MillerCoors	470.1	—	(470.1)	4(g)	—
Operating income (loss)	447.7	1,125.7	(529.1)		1,044.3
Interest income (expense), net	(86.6)	(1.0)	(378.3)	4(n)	(465.9)
Other income (expense), net	7.4	4.6	—		12.0
Income (loss) from continuing operations before income taxes	368.5	1,129.3	(907.4)		590.4
Income tax benefit (expense)	(43.9)	(3.8)	(78.1)	4(o)	(125.8)
Net income (loss) from continuing operations	324.6	1,125.5	(985.5)		464.6
Net (income) attributable to noncontrolling interests	(2.4)	(17.2)	—		(19.6)
Net income (loss) from continuing operations attributable to MCBC	$322.2	$1,108.3	$(985.5)		$445.0
Net income (loss) per share attributable to MCBC from continuing operations:
Basic	$1.74				$2.10
Diluted	$1.73				$2.09
Weighted average shares - basic	185.5		26.8	4(p)	212.3
Weighted average shares - diluted	186.6		26.8	4(p)	213.4

See notes to unaudited pro forma condensed combined financial information.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(IN MILLIONS, EXCEPT PER SHARE DATA)

	MCBC Historical	MillerCoors Historical	Pro Forma Adjustments	Note	Pro Forma Combined
Sales	$5,927.5	$8,990.4	$(50.4)	4(k)	$14,867.5
Excise taxes	(1,781.2)	(1,142.0)	—		(2,923.2)
Net sales	4,146.3	7,848.4	(50.4)		11,944.3
Cost of goods sold	(2,493.3)	(4,743.8)	53.6	4(l)	(7,183.5)
Gross profit	1,653.0	3,104.6	3.2		4,760.8
Marketing, general and administrative expenses	(1,163.9)	(1,755.9)	(82.5)	4(m)	(3,002.3)
Special items, net	(324.4)	(1.4)	—		(325.8)
Equity income in MillerCoors	561.8	—	(561.8)	4(g)	—
Operating income (loss)	726.5	1,347.3	(641.1)		1,432.7
Interest income (expense), net	(133.7)	(1.1)	(458.1)	4(n)	(592.9)
Other income (expense), net	(6.5)	5.5	—		(1.0)
Income (loss) from continuing operations before income taxes	586.3	1,351.7	(1,099.2)		838.8
Income tax benefit (expense)	(69.0)	(6.1)	(99.8)	4(o)	(174.9)
Net income (loss) from continuing operations	517.3	1,345.6	(1,199.0)		663.9
Net (income) attributable to noncontrolling interests	(3.8)	(19.4)	—		(23.2)
Net income (loss) from continuing operations attributable to MCBC	$513.5	$1,326.2	$(1,199.0)		$640.7
Net income (loss) per share attributable to MCBC from continuing operations:
Basic	$2.78				$3.03
Diluted	$2.76				$3.01
Weighted average shares - basic	184.9		26.8	4(p)	211.7
Weighted average shares - diluted	186.1		26.8	4(p)	212.9

See notes to unaudited pro forma condensed combined financial information.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma financial information is based on the historical consolidated financial statements of MCBC and MillerCoors, both prepared in accordance with U.S. GAAP, and reflects the pending Acquisition and the anticipated financing for the pending Acquisition. The pro forma information is presented for illustrative purposes only and does not necessarily reflect the results of operations or the financial position of MCBC that actually would have resulted had the pending Acquisition occurred at the dates indicated, or project the results of operations or the financial position of MCBC for any future dates or periods. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015, and the year ended December 31, 2014, gives effect to the pending Acquisition and the anticipated financing as if they were completed on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of September 30, 2015, gives effect to the pending Acquisition and the anticipated financing as if they had occurred on that date. The unaudited pro forma financial information does not reflect the acquisition of the international Miller brand portfolio as the Company is not yet able to estimate the allocation of fair value to the net assets of the international Miller brand portfolio because we currently have very limited information regarding such business. Additionally, the limited information that was made available to MCBC indicates that the international Miller brand portfolio is insignificant to the overall pending Acquisition and to MCBC following the successful completion of the pending Acquisition. The Company believes that the unaudited pro forma condensed combined financial information presents in all material respects the pro forma effect of the pending Acquisition.

The historical financial information of MCBC has been derived from: the audited consolidated financial statements of MCBC for the year ended December 31, 2014, included in its Annual Report on Form 10-K filed with the SEC on February 12, 2015 (“MCBC Form 10-K”); and the unaudited condensed consolidated financial statements of MCBC as of and for the nine months ended September 30, 2015, included in the Quarterly Report on Form 10-Q filed with the SEC on November 5, 2015. The historical financial information for MillerCoors has been derived from the audited consolidated financial statements of MillerCoors for the year ended December 31, 2014, included as Exhibit 99 to the MCBC Form 10-K and the unaudited interim condensed consolidated financial statements of MillerCoors as of and for the nine months ended September 30, 2015, included as Exhibit 99.2 to the Current Report on Form 8-K to which this Exhibit 99.3 is attached. Unless otherwise indicated, information in this report is presented in U.S. dollars (“USD” or “$”). Both MCBC and MillerCoors have fiscal years which end on December 31.

Pro forma adjustments reflected on the unaudited pro forma condensed combined balance sheet are based on items that are factually supportable and directly attributable to the pending Acquisition and the expected financing for the pending Acquisition. Pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations are based on items that are factually supportable, are directly attributable to the pending Acquisition or the related anticipated financing, and are expected to have a continuing impact on MCBC’s results of operations and/or financial position. The pro forma adjustments are based on information current as at January 25, 2016, (being the latest practicable date prior to the filing of the Current Report on Form 8-K to which this Exhibit 99.3 is attached) and do not reflect any matters not directly attributable to the pending Acquisition or the related anticipated financing. Any nonrecurring items directly attributable to the pending Acquisition or the related anticipated financing are included on the unaudited pro forma condensed combined balance sheet but not in the unaudited pro forma condensed combined statements of operations. In contrast, any nonrecurring items that were already included in MCBC’s or MillerCoors’ historical consolidated financial statements that are not directly related to the pending Acquisition or the related anticipated financing have not been eliminated and are further discussed in Note 3.

The acquisition of SABMiller’s interest in MillerCoors is reflected in the unaudited pro forma condensed combined financial information using the acquisition method of accounting. Under the acquisition method, the total estimated purchase consideration, as described in Note 2, will be determined at the closing date of the pending Acquisition. MCBC will record all assets acquired and liabilities assumed at their respective acquisition-date fair values. Accordingly, the unaudited pro forma condensed combined financial information reflects the full consolidation of MillerCoors. The MCBC historical financial information reflects MCBC’s 42% interest in MillerCoors accounted for by MCBC under the equity method of accounting, which has been eliminated through pro forma adjustments. We remeasured our pre-existing 42% interest in MillerCoors to fair value and calculated a gain on the excess of the preliminary fair value over its carrying value. This gain is presented as an increase to retained earnings on the unaudited pro forma condensed combined balance sheet, and is excluded from the unaudited pro forma condensed combined statements of operations as it does not have a continuing impact. See Note 4(i) for further information.

At this time, MCBC has not yet completed a detailed valuation analysis to determine the fair values of MillerCoors’ assets to be acquired and liabilities to be assumed and related allocations of the estimated consideration to such items. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the estimated purchase consideration based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to change, which may be material. In addition, MCBC has not yet performed the due diligence necessary to identify all of the adjustments required to conform MillerCoors’ accounting policies to MCBC’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in the preparation of this unaudited pro forma condensed combined financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the estimated fair value of our historical 42% interest in MillerCoors, as well as adjustments to assigned values of MillerCoors’ assets and liabilities, including but not limited to brands and other intangible assets and property, plant and equipment that could give rise to increases or decreases in the amounts of depreciation and amortization expense that are not reflected in this unaudited pro forma condensed combined financial information. Accordingly, once the necessary valuation analyses have been performed following the close of the pending Acquisition, the final purchase price allocation has been completed, and any necessary accounting policy changes are made, actual results may differ materially from the information presented in this unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined statements of operations do not reflect the cost of any integration activities or benefits from the pending Acquisition or synergies that may be derived from integration activities, each of which may have a material effect on MCBC’s consolidated results of operations in periods following the completion of the pending Acquisition.

In connection with the pending Acquisition, on December 16, 2015, MCBC entered into a 364-Day Bridge Loan Agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as Administrative Agent. The Bridge Loan Agreement provides for a 364-day bridge loan facility of up to $9.3 billion. On December 16, 2015, MCBC also entered into a Term Loan Agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as Administrative Agent. The Term Loan Agreement provides for total term loan commitments of $1.5 billion in a 3-year tranche and $1.5 billion in a 5-year tranche, for an aggregate principal amount of $3.0 billion. The bridge loan and term loan, together with cash on hand, are sufficient to fund the pending Acquisition, including the payment of related transaction fees and expenses. As part of our plan to finance the pending Acquisition, in early 2016 we began entering into swaptions to hedge our interest rate risk. For purposes of the unaudited pro forma condensed combined financial information, we have assumed the financing for the pending Acquisition will consist of: (a) $3.0 billion aggregate principal amount of term loan; (b) $6.95 billion aggregate principal amount of the unsecured senior increasing rate bridge loan; and (c) the issuance of shares of Class B common stock for gross proceeds of $2.35 billion. This $2.35 billion of expected proceeds from the anticipated equity issuance assumes no exercise by the underwriters of their option to purchase up to 10% of additional shares, as a result of which the Company could raise up to approximately $2.6 billion. The final structure and terms of the pending Acquisition financing will be subject to market conditions and may change materially from the assumptions used in the unaudited pro forma condensed combined financial information. See Note 4(a) for further discussion.

Certain reclassifications have been made to the historical presentation of MillerCoors to conform to the presentation used in the unaudited pro forma condensed combined financial information. These reclassifications have no net impact on the historical operating income, income from continuing operations, income from continuing operations attributable to company, total assets, liabilities or shareholders’ equity reported by MCBC or MillerCoors. Upon consummation of the pending Acquisition, further review of the MCBC and MillerCoors financial statements may result in additional revisions to MillerCoors’ classifications to conform to the MCBC presentation.

2. Estimated Purchase Consideration and Allocation

The estimated purchase consideration for the pending Acquisition is comprised of the following (in millions):

Total cash consideration(1)	$12,000.0
Elimination of MCBC net payable to MillerCoors(2)	(5.6)
Total consideration	$11,994.4

(1)         Includes $700 million of estimated consideration, subject to downward adjustment, related to the purchase of the trademarks, contracts, and other assets primarily related to the international Miller brand portfolio. This estimated amount, used for the purpose of the unaudited pro forma condensed combined financial information, is based on the terms of the Purchase Agreement.

(2)         Represents the net payable owed by MCBC to MillerCoors as of September 30, 2015, that is considered the extinguishment of a pre-existing relationship. See Note (4c) for details.

At this time, MCBC has performed a preliminary valuation analysis based on information available to determine the fair values of MillerCoors’ assets to be acquired and liabilities to be assumed. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to change, which may be material. For purposes of the unaudited pro forma condensed combined financial information, with the exception of property, plant and equipment, other intangible assets and inventories (see discussion below and in Note 4), the fair values of MillerCoors’ assets and liabilities were assumed to approximate their carrying values. In addition, total current assets and total current liabilities have been adjusted to reflect the elimination of affiliate receivables and payables between MCBC and MillerCoors, which will become intercompany relationships as a result of the pending Acquisition (see Note 4(c)).

The following table summarizes the preliminary valuation of the MillerCoors’ assets acquired and liabilities assumed as of September 30, 2015, based on information available at the time of the filing of the Current Report on Form 8-K to which this Exhibit 99.3 is attached (in millions):

Total current assets - See Note 4(c) & (d)	$996.6
Property, plant and equipment - See Note 4(e)	3,288.3
Other intangible assets - See Note 4(e)	10,580.0
Other assets	44.6
Total current liabilities - See Note 4(c)	(1,129.3)
Pension and postretirement benefits	(1,257.7)
Long-term debt	(1.7)
Other non-current liabilities	(204.1)
Fair value of MillerCoors’ net assets acquired	$12,316.7

Fair value of international Miller brand portfolio net assets acquired (presented within pro forma goodwill)	$700.0

The Company is not yet able to estimate the allocation of fair value to the net assets of the international Miller brand portfolio because we currently have very limited information regarding such business. Additionally, the limited information that was made available to MCBC indicates that the international Miller brand portfolio is insignificant to the overall pending Acquisition and to MCBC following the successful completion of the pending Acquisition. As such, for purposes of the unaudited pro forma condensed combined balance sheet, the Company has presented the allocation of fair value to the net assets of this business within goodwill until such time that the allocation can be completed.

The following table summarizes the preliminary calculation of goodwill generated related to the pending Acquisition (in millions):

Total consideration	$11,994.4
Fair value of MCBC pre-existing 42% equity interest in MillerCoors	5,940.0
Fair value of noncontrolling interests	150.0
Loss on settlement of reacquired contractual right - See Note 4(i)	(249.4)
Fair value of MillerCoors’ net assets acquired	(12,316.7)
Goodwill attributable to the pending Acquisition	$5,518.3
Fair value of international Miller brand portfolio net assets acquired (presented within pro forma goodwill)	(700.0)
Goodwill attributable to the acquisition of MillerCoors	$4,818.3

The unaudited pro forma condensed combined financial statements include pro forma adjustments for the preliminary allocation of the estimated purchase consideration to the assets acquired and liabilities assumed, based on their preliminary estimated fair values. The final allocation will be determined subsequent to the close of the pending Acquisition once MCBC has determined the final consideration and completed the detailed valuation analyses necessary to finalize the required purchase price allocations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include, but is not limited to, (1) changes in historical carrying values and fair value of property, plant and equipment, (2) changes in allocations to intangible assets and (3) other changes to assets and liabilities. MCBC estimated the preliminary fair value adjustment to increase property, plant and equipment to be approximately $0.5 billion. This estimate of fair value and useful lives is preliminary and subject to change once MCBC has more detailed information as to the specific types, nature, age, condition and location of MillerCoors’ property, plant and equipment. A 10% change in the valuation of depreciable property, plant and equipment would cause a corresponding increase or decrease in annual depreciation expense of approximately $25 million, assuming a weighted average estimated remaining useful life of 10.6 years, as currently reflected. Using the preliminary valuation, a 10% decrease in the useful lives of depreciable property, plant and equipment would cause a corresponding increase in annual depreciation expense of approximately $28 million while a 10% increase in the useful lives would cause a corresponding decrease in annual depreciation expense of approximately $23 million.

As part of the preliminary valuation analysis, MCBC also identified intangible assets including brands and other intangible assets. The fair value of identifiable intangible assets is determined primarily using the excess earnings approach, which requires a forecast of all of the expected future cash flows for such intangible assets. The inputs and assumptions used to perform the preliminary valuation analysis of MillerCoors’ intangible assets are based on information available as of the date of this Current Report on Form 8-K, and such information is subject to change between now and the close of the pending Acquisition. However, a full detailed analysis has not yet been completed and actual results may differ materially from these estimates of fair value and useful lives, including the potential identification of additional intangible assets and potential reclassification between indefinite lived and definite lived categories. MCBC estimated the preliminary fair value adjustment to increase other intangible assets to be $8.8 billion. A 10% change in the valuation of definite-lived intangible assets would cause a corresponding increase or decrease in annual amortization expense of approximately $15 million, assuming a weighted average estimated remaining useful life of 18 years, as currently reflected. Using the preliminary valuation, a 10% decrease in the useful lives of definite-lived intangible assets would cause a corresponding increase in annual amortization expense of approximately $16 million while a 10% increase in useful lives would cause a corresponding decrease in annual amortization expense of approximately $13 million.

MillerCoors also has long-term incentive awards outstanding under its share-based compensation plans which are accounted for on a liability basis. These awards contain certain provisions requiring the awards to either be early settled or replaced in the event of a change in control. We are currently evaluating the impact to these awards. No decisions have been reached and the ultimate determination of how these awards will be handled is unknown at this time. The fair value of the awards outstanding as of September 30, 2015, have been included within the fair value of net assets acquired presented above, however, no other adjustments have been made to the unaudited pro forma condensed combined financial information related to such awards.

We plan to elect to treat the acquisition of the remaining 58% interest in MillerCoors as an asset acquisition for U.S. tax purposes, which will result in no incremental deferred tax assets or liabilities expected to be recognized in purchase price accounting. Separately, a deferred tax liability and deferred income tax expense have also been reflected in the unaudited pro forma condensed combined financial information as a result of the book gain on the excess of the fair value of our pre-existing 42% interest in MillerCoors over its carrying value that will be recognized upon derecognition of our equity investment as MCBC obtains full control of MillerCoors (see Note 4(h)).

See Note 4 “Pro Forma Adjustments” for tables summarizing the preliminary fair values reflected for the MillerCoors identifiable intangible assets and property, plant and equipment.

3. Significant Nonrecurring Items Included in the Historical Financial Statements

MCBC and MillerCoors have incurred charges or realized benefits that either we do not believe to be indicative of core operations, or we believe are significant to current operating results warranting separate classification, some of which we believe are unlikely to recur. As such, these charges (benefits) are separately classified as special items and separately discussed herein, including the items discussed below. For further discussion of these items for MCBC, refer to our Annual Report on Form 10-K for the year ended December 31, 2014, and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2015. For further discussion of these items for MillerCoors, refer to Exhibit 99 of our Annual Report on Form 10-K for the year ended December 31, 2014, and Exhibit 99.2 of the Current Report on Form 8-K to which this Exhibit 99.3 is attached for the nine months ended September 30, 2015.

Nine months ended September 30, 2015

Impairments or asset abandonment charges

MCBC incurred $15.7 million of charges related to the closure of a bottling line within its Vancouver brewery, including $15.4 million of accelerated depreciation associated with this bottling line. Additionally, MCBC incurred $8.2 million of charges related to the closure of a bottling line within its Toronto brewery, including $7.9 million of accelerated depreciation associated with this bottling line. The decisions to close these bottling lines were made as part of an ongoing strategic review of MCBC’s Canadian supply chain network and the overall shift in consumer preference toward can package consumption in Canada.

MCBC completed the closure of the Alton brewery in the U.K. as part of our strategic review of our European supply chain network. As a result, MCBC incurred charges associated with the closure of $23.4 million including accelerated depreciation in excess of MCBC’s normal depreciation associated with this brewery of $21.8 million.

MCBC identified impairment indicators pertaining to indefinite-lived intangible assets related to certain European brands driven by key changes to underlying assumptions supporting the value of the brands. As a result, MCBC recorded an aggregate impairment charge across various European brands, including Jelen, of $275.0 million within special items in the third quarter of 2015.

During the third quarter of 2015, MillerCoors announced plans to close its brewery in Eden, North Carolina, in an effort to optimize the brewery footprint and streamline operations for greater efficiency. Products currently produced in Eden will be transitioned to other breweries in the MillerCoors network, and the Eden brewery is anticipated to be closed in September 2016. As a result of the announcement of the planned brewery closure, MillerCoors recognized $28.0 million of charges during the third quarter of 2015. These charges, which were primarily related to two months of accelerated depreciation of brewery assets of $21.8 million, were recorded as special items.

Termination fees

In December 2013, MCBC and Heineken agreed to early terminate their contract brewing and kegging agreement under which MCBC produced and packaged the Foster’s and Kronenbourg brands in the U.K. As a result of the termination, Heineken agreed to pay MCBC an aggregate early termination payment of British Pound (“GBP”) 13.0 million, of which MCBC received GBP 5.0 million in 2014 and the remaining GBP 8.0 million on April 30, 2015. The full amount of the termination payment ($19.4 million upon recognition) is included in income within MCBC special items for the nine months ended September 30, 2015, following the completion of the transition period in the second quarter of 2015.

In June 2015, MCBC terminated its agreement with Carlsberg whereby it held the exclusive distribution rights for the Staropramen brand in the U.K. As a result of this termination, MCBC agreed to pay Carlsberg an early termination payment of GBP 19.0 million ($29.4 million at payment date), which was recognized as a special charge during the second quarter of 2015. The transition period concluded on December 27, 2015, at which time MCBC gained the exclusive distribution rights of the Staropramen brand in the U.K.

Year ended December 31, 2014

Impairments or asset abandonment charges

MCBC recorded charges of $13.8 million on definite-lived intangible assets in Canada as a result of the termination of Modelo Molson Imports, L.P. (“MMI”), MCBC’s joint venture with Modelo, and the termination of MCBC’s license agreement with Miller Brewing Company.

MCBC recorded an aggregate impairment charge of $360.0 million as a result of their initial indefinite-lived intangible impairment testing performed as of July 1, 2014. MCBC determined that the fair values of the Jelen and Ozujsko indefinite-lived brand intangibles within their Europe segment were below their respective carrying values. Additionally, we recorded accelerated depreciation of $4.0 million during 2014 related to management’s proposal to close one of our U.K. brewery facilities.

Termination fees

MCBC recorded termination fee income of $63.2 million associated with the write-off of definite-lived intangible assets in Canada as a result of the termination of MMI, MCBC’s joint venture with Modelo.

4. Pro Forma Adjustments

(a)                                 Sources of Funding

In connection with the pending Acquisition, on December 16, 2015, MCBC entered into a 364-Day Bridge Loan Agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as Administrative Agent. The Bridge Loan Agreement provides for a 364-day bridge loan facility of up to $9.3 billion. On December 16, 2015, MCBC also entered into a Term Loan Agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as Administrative Agent. The Term Loan Agreement provides for total term loan commitments of $1.5 billion in a 3-year tranche and $1.5 billion in a 5-year tranche, for an aggregate principal amount of $3.0 billion. The bridge loan and term loan cover the $12.0 billion purchase price and $300 million of estimated fees and expenses to be incurred related to the pending Acquisition. The $300 million of estimated fees and expenses, relate to both pre- and post-acquisition costs. For purposes of this unaudited pro forma condensed combined financial information, MCBC expects to utilize proceeds from the term loan, proceeds from the anticipated issuance of Class B common stock and the bridge loan to fund the pending Acquisition as further described below.

The pro forma adjustment to the long-term debt balance as of September 30, 2015, reflects an increase of $3.0 billion less $8.3 million of estimated debt issuance costs for the term loan agreement. The pro forma adjustment to the current portion of long-term debt and short-term borrowing balance as of September 30, 2015, reflects an increase of $6.95 billion less $63.1 million of debt issuance costs related to the commitment amount on the bridge loan that we expect to replace with long-term financing prior to the close of the pending Acquisition.

For purposes of this unaudited pro forma condensed combined financial information, the $9.3 billion bridge loan has been reduced by the assumed $2.35 billion for the expected issuance of Class B common stock based on the closing share price as reported on the New York Stock Exchange on January 25, 2016, of $87.60 per share, less issuance fees incurred. This $2.35 billion of expected proceeds from the anticipated equity issuance assumes no exercise by the underwriters of their option to purchase up to 10% of additional shares, as a result of which the Company could raise up to approximately $2.6 billion. The remaining $6.95 billion represents the amount MCBC expects to replace with permanent long-term financing between now and the consummation of the pending Acquisition. Based on the 364 day term of the bridge loan, the obligation related to this amount is classified as current for purposes of the unaudited pro forma condensed combined balance sheet.

The following represents the breakout of total sources of funding in the unaudited pro forma condensed combined balance sheet as of September 30, 2015:

	Gross proceeds	Issuance costs	Net proceeds	Pro forma adjustment location
	(In millions)
Bridge Loan	$6,950.0	$(63.1)	$6,886.9	Current portion of long-term debt and short-term borrowings
Term Loan	3,000.0	(8.3)	2,991.7	Long-term debt
Equity Issuance	2,350.0	(52.9)	2,297.1	Paid-in capital & Class B common stock
Total anticipated cash proceeds			$12,175.7

(b)                                 Cash and Cash Equivalents

The following summarizes the pro forma adjustments made to cash and cash equivalents (in millions):

Cash proceeds from Term Loan and Bridge Loan, net of costs incurred	$9,878.6
Cash proceeds from Class B common stock issuance, net of costs incurred	2,297.1
Total anticipated cash proceeds	$12,175.7

Cash used for completion of pending Acquisition	$(12,000.0)
Cash used for transaction costs	(68.5)
Total anticipated cash uses	$(12,068.5)

Net pro forma cash adjustment	$107.2

Cash proceeds and cash uses in the above table include approximately $700 million, subject to downward adjustment,  for our anticipated acquisition of the international Miller brand portfolio, as the Company plans to finance the amount necessary to purchase this business. Separately, the transaction costs presented within the table above represent an estimate of the acquisition-related costs to be incurred by MCBC, including estimated costs and fees related to advisory, legal, investment banking, and other professional services, all of which are directly attributable to the pending Acquisition. These estimated costs have been recorded as a pro forma adjustment to reduce retained earnings on the unaudited pro forma condensed combined balance sheet as of September 30, 2015, but have not been reflected in the unaudited pro forma condensed combined statements of operations because they do not have a continuing impact. See Note 4(i) for additional information. The remaining net proceeds of $107.2 million above are anticipated to be utilized primarily for costs associated with obtaining permanent financing. Actual costs may differ materially from the estimates included herein.

(c)                                  Accounts Receivable, net and Accounts Payable and Other Current Liabilities

Represents the preliminary pro forma adjustment of $9.0 million to eliminate affiliate balances included within accounts receivable and accounts payable between MCBC and MillerCoors calculated as follows (in millions):

	MCBC	MillerCoors	Pro forma elimination adjustment
Accounts receivable, net	$1.7	$7.3	$(9.0)
Accounts payable and other current liabilities	(7.3)	(1.7)	9.0
Net receivable (payable)	$(5.6)	$5.6	$—

Separately, as a result of the pending Acquisition, it is anticipated that MillerCoors will be required to change to its calendar year end for U.S. federal and state income tax purposes, which will accelerate taxable income to MCBC in the year of change. Accordingly, accounts payable and other current liabilities also includes an adjustment of $155.5 million to increase taxes payable as a result of this anticipated change (see Note 4(h)), as well an adjustment of $26.0 million to decrease taxes payable for the recognition of the tax effect of the estimated transaction cost adjustment impacting retained earnings (see Note 4(i)). The total pro forma adjustment to accounts payable and other current liabilities is summarized as follows:

Elimination of affiliate balances between MCBC and MillerCoors	$(9.0)
Reclassification of current deferred tax liability for anticipated tax year end change	155.5
Tax effect of retained earnings adjustment for estimated transaction costs	(26.0)
Total pro forma adjustment to accounts payable and other current liabilities	$120.5

(d)                                 Inventories, net

Represents the preliminary pro forma adjustment to adjust MillerCoors’ finished goods and work in process inventory to fair value. The fair value was determined based on the estimated selling price of the inventory less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the close of the pending Acquisition, the estimated adjustment in inventory to fair value of $80.4 million will increase cost of sales over approximately one month as the inventory is sold. This increase is not reflected in the unaudited pro forma condensed combined statements of operations because it does not have a continuing impact.

(e)                                  Other Intangibles, net and Property, Plant and Equipment, net

The preliminary fair value of identifiable intangible assets was estimated using significant assumptions, such as the amount and timing of projected cash flows, the preliminary discount rate selected to measure the risk inherent in the future cash flows, and the assessment of the asset’s life cycle, including competitive trends and other factors. The assumptions used to arrive at the estimated fair value of the identifiable intangible assets were derived based on preliminary available information. However, a full detailed analysis has not yet been completed and actual results may differ materially from these estimates. The preliminary fair value and weighted-average estimated useful life of identifiable intangible assets are estimated as follows:

	Fair value	Weighted-average estimated useful life	Annual amortization
	(In millions)	(Years)	(In millions)
Brands	$7,930.0	Indefinite	$—
Brands	2,540.0	19.0	133.7
Other	30.0	Indefinite	—
Other	80.0	7.0	11.4
Total acquired identifiable intangible assets	$10,580.0		$145.1
Less: MillerCoors’ historical net book value	(1,771.8)
Pro forma adjustment to intangible assets, net	$8,808.2

The preliminary fair value of property, plant and equipment was determined by using certain estimates and assumptions and are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age and condition of MillerCoors’ property, plant and equipment. Actual results may differ materially from these estimates. The preliminary fair value and weighted-average estimated useful life of property, plant and equipment are estimated as follows:

	Fair value	Weighted-average estimated useful life	Annual depreciation
	(In millions)	(Years)	(In millions)
Land	$175.2	N/A	$—
Land improvements	17.5	10.0	1.8
Buildings and improvements	301.2	15.0	20.1
Machinery and equipment	2,183.1	12.0	181.9
Software	73.5	2.0	36.8
Returnable containers	98.1	8.0	12.3
Construction in progress	299.2	N/A	—
Acquired property, plant and equipment	$3,147.8		$252.9
Eden brewery property, plant and equipment(1)	140.5
Total acquired property, plant and equipment	$3,288.3
Less: MillerCoors’ historical net book value	(2,806.9)
Pro forma adjustment to property, plant and equipment, net	$481.4

(1)         Represents the estimated fair value of the acquired depreciable property, plant and equipment associated with the Eden, North Carolina, brewery, which has been proposed for closure in September 2016 (see Note 3). As a result, the associated depreciation expense is not expected to have a continuing impact following the pending Acquisition and has therefore been excluded from pro forma depreciation expense in the table below.

Based on the estimated respective preliminary fair values of identifiable amortizable intangible assets and depreciable property, plant and equipment, and the respective preliminary weighted-average estimated useful lives, the following pro forma adjustments to amortization and depreciation expenses have been made:

	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014
	(In millions)
Pro forma amortization of identifiable intangible assets	$108.8	$145.1
Pro forma depreciation of property, plant and equipment	189.7	252.9
Total calculated pro forma depreciation and amortization	$298.5	$398.0
Less: MillerCoors’ historical amortization	(48.3)	(65.1)
Less: MillerCoors’ historical depreciation(1)	(183.9)	(246.0)
Total pro forma adjustment to depreciation and amortization expenses	$66.3	$86.9

Increase in expense:
Pro forma adjustment recorded in cost of goods sold - See Note 4(l)	$4.9	$5.7
Pro forma adjustment recorded in marketing, general & administrative expenses - See Note 4(m)	$61.4	$81.2

(1)         The nine months ended September 30, 2015, excludes the impact of $21.8 million of accelerated depreciation related to the proposed Eden, North Carolina brewery closure which is recorded as a special item as further discussed in Note 3. These amounts also include normal depreciation charges associated with the Eden brewery of $11.8 million and $16.5 million during the nine months ended September 30, 2015, and year ended December 31, 2014, respectively.

(f)                                    Goodwill

The following table summarizes the pro forma adjustments to goodwill (in millions):

Pro forma goodwill attributable to MillerCoors - See Note 2	$4,818.3
Fair value of international Miller brand portfolio net assets acquired	700.0
MillerCoors’ historical goodwill	(4,360.1)
Total pro forma adjustment to goodwill	$1,158.2

(g)                                 Equity Income in MillerCoors and Investment in MillerCoors

Represents the pro forma elimination of MCBC’s equity method investment in MillerCoors and the associated equity income in MillerCoors as the close of the pending Acquisition will result in MCBC obtaining full control of MillerCoors.

(h)                                 Deferred Tax Liabilities

The increase in non-current deferred tax liabilities is due to a $1.3 billion deferred tax liability for the tax impact of the gain recognized for the excess of the fair value of MCBC’s pre-existing 42% interest in MillerCoors over its carrying value (see Note 2 for further discussion), offset by a reduction of $94.6 million as a result of the tax effect of the settlement of the unfavorable component of a water supply agreement between MCBC and MillerCoors that will be reacquired by MCBC as part of the pending Acquisition (see Note 4(i)). The total pro forma adjustment to non-current deferred tax liabilities is summarized as follows:

Deferred tax liability for gain on pre-existing 42% interest in MillerCoors	$1,254.9
Tax effect of settlement of reacquired contractual right	(94.6)
Total pro forma adjustment to non-current deferred tax liabilities	$1,160.3

Separately, the reduction to current deferred tax liabilities was due to the reclassification of an existing MCBC current deferred tax liability of $155.5 million to accounts payable and other current liabilities (see Note 4(c)).

(i)                                    Stockholders’ Equity

The following summarizes the pro forma adjustments made to Class B common stock and paid-in capital (in millions, except for share price and par value):

Anticipated equity proceeds for issuance of estimated Class B common stock, gross	$2,350.0
Share price	$87.60
Number of shares of Class B common stock expected to be issued	26.8
Class B common stock pro forma adjustment ($0.01 par value)	$0.3

Anticipated equity proceeds for issuance of estimated Class B common stock, net of issuance costs	$2,297.1
Adjustment to Class B common stock for expected shares to be issued (at par)	(0.3)
Adjustment to MCBC paid-in capital for anticipated equity issuance	$2,296.8
Elimination of MillerCoors’ historical paid-in capital	(8,646.0)
Total pro forma adjustment to paid-in capital	$(6,349.2)

The 26.8 million shares of Class B common stock expected to be issued in conjunction with our equity offering and included in the table above were calculated based upon anticipated gross proceeds of $2.35 billion and an assumed share price of $87.60 per share, which represents the close price of our Class B common stock as reported on the New York Stock Exchange on January 25, 2016. This $2.35 billion of expected proceeds from the anticipated equity issuance assumes no exercise by the underwriters of their option to purchase up to 10% of additional shares, as a result of which the Company could raise up to approximately $2.6 billion. A $1.00 increase/decrease in the assumed share price would change the number of outstanding shares by approximately 300,000 shares. Actual results could differ materially from these estimates.

The following summarizes the pro forma adjustments made to retained earnings (in millions):

Recognition of MCBC historical accumulated other comprehensive income (loss) related to MillerCoors	$(567.4)
Gain on excess of fair value of pre-existing 42% interest in MillerCoors over carrying value(1)	3,499.3
Loss on settlement of reacquired contractual right(2)	(249.4)
Estimated transaction costs incurred(3)	(68.5)
Total adjustments before taxes	$2,614.0
Tax effect of adjustments	(893.4)
Pro forma adjustment to retained earnings	$1,720.6

(1)         The gain on the excess of the fair value of our pre-existing 42% interest in MillerCoors over its carrying value is based on a preliminary calculation of fair value using the best information available at this time (see Note 2). Actual results may differ materially from the information presented herein.

Fair value of MCBC pre-existing 42% equity interest in MillerCoors	$5,940.0
Less: Carrying value of previously held equity interest	(2,440.7)
Gain on excess of fair value of pre-existing 42% interest in MillerCoors over carrying value	$3,499.3

(2)         The settlement loss above represents the preliminary estimate of the fair value of the unfavorable component of a water supply agreement between MCBC and MillerCoors that will be reacquired by MCBC as part of the pending Acquisition.

(3)         See Note 4(b) for discussion related to the transaction cost adjustment.

The adjustments to retained earnings above have not been reflected in the unaudited pro forma condensed combined statements of operations because they do not have a continuing impact.

The following summarizes the pro forma adjustments made to accumulated other comprehensive loss (in millions):

Recognition of MCBC historical accumulated other comprehensive loss related to MillerCoors, net of tax	$326.5
Elimination of MillerCoors’ historical accumulated other comprehensive loss	1,351.0
Pro forma adjustment to accumulated other comprehensive loss	$1,677.5

(j)                                    Noncontrolling Interests

Represents the preliminary pro forma adjustment to reflect MillerCoors’ noncontrolling interests at estimated fair value. This adjustment is based on preliminary estimates and actual amounts may differ materially from the amounts included herein. See Note 2 for further information.

(k)                                 Sales

The following pro forma adjustments eliminate beer sales between MCBC and MillerCoors for the nine months ended September 30, 2015, and year ended December 31, 2014, that are currently recorded as affiliate sales and will become intercompany transactions after the pending Acquisition is completed and thus will eliminate in consolidation.

	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014
	(In millions)
MCBC beer sales to MillerCoors	$8.8	$13.1
MillerCoors’ beer sales to MCBC	30.9	37.3
Total pro forma sales adjustment	$39.7	$50.4

(l)                                    Cost of Goods Sold

The following pro forma adjustments (increase)/decrease cost of goods sold for the nine months ended September 30, 2015, and year ended December 31, 2014:

	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014
	(In millions)
MillerCoors’ beer purchases from MCBC(1)	$8.8	$13.1
MCBC beer purchases from MillerCoors(1)	30.9	37.3
Depreciation(2)	(4.9)	(5.7)
MillerCoors’ royalty fees paid to SABMiller(3)	12.2	11.7
MillerCoors’ hops sales to SABMiller(4)	(3.4)	(2.8)
Total pro forma cost of goods sold adjustment	$43.6	$53.6

(1)         Reflects beer purchases between MCBC and MillerCoors that are currently recorded as affiliate purchases and will become intercompany transactions after the pending Acquisition is completed and thus will eliminate in consolidation. We currently expect all activity with SABMiller to cease upon the close of the pending Acquisition except as outlined in the Purchase Agreement in relation to transition services for the international Miller brand portfolio.

(2)         Reflects the pro forma adjustment to depreciation expense associated with the preliminary estimated fair value of MillerCoors’ property, plant and equipment over the preliminary estimated remaining useful life. See Note 4(e) above for further details.

(3)         Reflects royalties paid by MillerCoors to SABMiller for sales of certain of its licensed brands in the U.S. Upon completion of the pending Acquisition, royalties will no longer be paid related to these licensed brands. See Purchase Agreement for additional details.

(4)         Reflects an adjustment to eliminate MillerCoors’ hops sales to SABMiller for the nine months ended September 30, 2015, and year ended December 31, 2014, that are currently recorded as reductions to cost of good sold in MillerCoors’ condensed combined statements of operations as we currently expect all activity with SABMiller to cease upon the close of the pending Acquisition except as outlined in the Purchase Agreement in relation to transition services for the international Miller brand portfolio.

(m)                              Marketing, general and administrative (“MG&A”) expenses

Based on the estimated preliminary fair values of identifiable amortizable intangible assets and depreciable property, plant and equipment, and the preliminary weighted-average estimated useful lives, the following pro forma adjustments to amortization and depreciation expenses have been made to MG&A expense for the nine months ended September 30, 2015, and year ended December 31, 2014. Additionally, a pro forma adjustment has been made to eliminate MillerCoors’ service agreement charges to SABMiller for the nine months ended September 30, 2015, and year ended December 31, 2014, that are currently recorded as a reduction to MillerCoors’ MG&A expense as we currently expect all activity with SABMiller to cease upon the close of the pending Acquisition except as outlined in the Purchase Agreement in relation to transition services for the international Miller brand portfolio. The pro forma adjustments to increase/(decrease) MG&A expense are as follows:

	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014
	(In millions)
MG&A pro forma adjustment for depreciation and amortization - See Note 4(e)	$61.4	$81.2
MillerCoors’ service agreement charges to SABMiller	1.5	1.3
Total MG&A pro forma adjustment	$62.9	$82.5

(n)                                 Interest Income (Expense), net

Represents the preliminary pro forma adjustments for the estimated incremental interest expense, including the amortization of debt issuance costs, for the nine months ended September 30, 2015, and the year ended December 31, 2014, as if the pending Acquisition and related anticipated financing had occurred on January 1, 2014. The pro forma adjustments are based on the expected sources of funding as described above. Interest expense has been adjusted as follows (in millions):

	Principal	Effective interest rate	Interest expense on principal	Debt issuance cost	Total interest expense
For the nine months ended September 30, 2015:
Bridge Loan	$6,950.0	5.5%	$289.1	$47.3	$336.4
Term Loan	3,000.0	1.8%	40.3	1.6	41.9
Total	$9,950.0		$329.4	$48.9	$378.3

For the year ended December 31, 2014:
Bridge Loan	$6,950.0	4.9%	$340.1	$63.1	$403.2
Term Loan	3,000.0	1.8%	52.8	2.1	54.9
Total	$9,950.0		$392.9	$65.2	$458.1

The pro forma adjustment to record interest expense assumes the bridge loan and term loan were issued on January 1, 2014, and were outstanding for the entire year ended December 31, 2014, and nine months ended September 30, 2015. The effective interest rate assumed for purposes of preparing this unaudited pro forma condensed combined financial information is based on historical three month LIBOR rates applied to the applicable reset dates plus certain margins specified in the bridge loan and the term loan agreements. MCBC believes that reflecting interest expense and amortization on the bridge loan and related issuance costs for the entire twenty-one month timeframe is reasonable because we currently expect to replace the bridge loan with permanent financing, and interest expense, although likely at a different rate, will have a continuing impact on MCBC.

A 0.125% increase or decrease in interest rates would result in a change in interest expense of approximately $9 million for the nine months ended September 30, 2015, and approximately $12 million for the year ended December 31, 2014. Further, the adjustment to reflect pro forma interest expense also assumes an equity issuance of $2.35 billion. This $2.35 billion of expected proceeds from the anticipated equity issuance assumes no exercise by the underwriters of their option to purchase up to 10% of additional shares, as a result of which the Company could raise up to approximately $2.6 billion. For each additional $100 million raised in the equity offering, the pro forma interest expense adjustments would decrease by approximately $4 million for the nine months ended September 30, 2015, and approximately $5 million for the year ended December 31, 2014.

Additionally, as discussed in Note 1, as part of our plan to finance the pending Acquisition, in early 2016 we began entering into swaptions to hedge our interest rate risk. No adjustments to the unaudited pro forma financial information have been made related to these swaptions.

(o)                                 Income Tax Benefit (Expense)

MillerCoors elected to be taxed as a partnership for U.S. federal and state income tax purposes. As a result, the related tax attributes of MillerCoors are passed through to its shareholders and income taxes are payable by its shareholders. Therefore, income tax expense within MCBC’s historical results includes the tax effect of our 42% equity income from MillerCoors. The preliminary pro forma adjustment to income tax expense is inclusive of both the tax effect of the assumption of the incremental 58% of MillerCoors’ pretax income, as well as the tax effect of the other pro forma adjustments impacting pretax income discussed above, based on the estimated blended U.S. federal and state statutory income tax rate. This adjustment is comprised of the following:

	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014
	(In millions)
Tax effect of 58% of MillerCoors’ pretax income	$(237.9)	$(303.4)
Tax effect of pro forma adjustments(1)	159.8	203.6
Total pro forma adjustment to income tax benefit (expense)	$(78.1)	$(99.8)

(1)         Represents the tax effect of the pro forma adjustments impacting pretax income discussed above, excluding the elimination of equity income in MillerCoors.

The effective tax rate of the combined company could be materially different from what is presented in this unaudited pro forma condensed combined financial information for a variety of reasons, including post-acquisition activities and other related undetermined tax conclusions.

(p)                                 Net Income (Loss) Per Share Attributable to MCBC From Continuing Operations and Weighted-Average Shares Outstanding

Net income (loss) per share attributable to MCBC from continuing operations and weighted-average shares outstanding have been calculated to include the number of shares that we estimate will be issued in our $2.35 billion anticipated equity offering, assuming such shares were outstanding on January 1, 2014. This $2.35 billion of expected proceeds from the anticipated equity issuance assumes no exercise by the underwriters of their option to purchase up to 10% of additional shares, as a result of which the Company could raise up to approximately $2.6 billion. See Note 4(i) for calculation of the number of Class B common shares expected to be issued and included in the tables below.

The following is our calculation of unaudited pro forma basic and diluted net income (loss) per share attributable to MCBC from continuing operations (in millions, except per share data):

	Pro forma net income (loss) from continuing operations attributable to MCBC	Pro forma weighted-average shares	Pro forma earnings per share
For the nine months ended September 30, 2015:
Pro forma calculation of Basic EPS	$445.0	212.3	$2.10
Pro forma calculation of Diluted EPS	$445.0	213.4	$2.09

For the year ended December 31, 2014:
Pro forma calculation of Basic EPS	$640.7	211.7	$3.03
Pro forma calculation of Diluted EPS	$640.7	212.9	$3.01

Shares used in the calculation of pro forma basic and diluted net income (loss) per share attributable to MCBC are as follows (in millions):

	Historical	Shares issued in equity raise	Pro forma weighted-average shares
For the nine months ended September 30, 2015:
Weighted-average shares—basic	185.5	26.8	212.3
Weighted-average shares—diluted	186.6	26.8	213.4

For the year ended December 31, 2014:
Weighted-average shares—basic	184.9	26.8	211.7
Weighted-average shares—diluted	186.1	26.8	212.9